Exhibit 10.1

EXECUTION VERSION

SUPPORT AGREEMENT

This SUPPORT AGREEMENT, dated as of February 26, 2015 (this “Agreement”), is entered into by and among Cyberonics, Inc., a Delaware corporation (“Cyberonics”), Mittel S.p.A., a joint stock company organized under the laws of Italy whose shares are listed on the MSE (“Mittel”), Equinox Two S.c.a. a joint partnership organized under the laws of Luxembourg (“Equinox” and, collectively with Mittel, the “Ultimate Shareholders”), Tower 6 S. à r.l., a limited liability company organized under the laws of Luxembourg (“Tower 6”), Ghea S.r.l., a limited liability company organized under the laws of Italy (“Ghea”), Bios S.p.A., a joint stock company organized under the laws of Italy (“Bios”) and Tower 6Bis S.à r.l., a limited liability company organized under the laws of Luxembourg (“Tower 6bis” and collectively with Bios, the “Direct Shareholders”). The Direct Shareholders collectively with Tower 6, Ghea and the Ultimate Shareholders are referred to herein as the “Shareholders”.

WHEREAS, contemporaneously with the execution of this Agreement, Cyberonics, Sorin S.p.A., a joint stock company organized under the laws of Italy (“Sorin”), Sand Holdco Limited, a private limited company incorporated under the laws of England and Wales and a wholly owned subsidiary of Sorin (“Holdco”), and Cypher Merger Sub, Inc., a Delaware corporation and wholly owned (whether directly or indirectly through a wholly owned subsidiary or subsidiaries) subsidiary of Holdco, are entering into a Letter of Intent (an execution copy of which is attached hereto as Exhibit I) (the “Letter of Intent”), which includes as an exhibit a Transaction Agreement (the “Transaction Agreement”), providing for, among other things, the Mergers;

WHEREAS, capitalized terms used but not defined herein shall have the meanings set forth in the Transaction Agreement;

WHEREAS, the Ultimate Shareholders collectively own - directly as regards Mittel and indirectly, through Tower 6, as regards Equinox - of all of the shares of capital stock or other equity interests in, or voting securities of, the Direct Shareholders (such capital stock, equity interests and voting securities, collectively, the “Covered Intermediate Shares”);

WHEREAS, Shareholders collectively own, beneficially or of record, as the case may be, and are entitled to vote (or cause to be voted) 121,787,520 ordinary shares, par value €1 per share, of Sorin (such shares, the “Subject Shares,” and together with any other Sorin Equity Interests, as defined herein below, currently owned by Shareholders as set forth on Schedule A or of which beneficial ownership is acquired by Shareholders after the date hereof and during the term of this Agreement, being collectively referred to herein as the “Covered Sorin Shares”);

WHEREAS, as a condition to its willingness to enter into the Letter of Intent, Cyberonics has requested that the Shareholders enter into this Agreement, and Shareholders acknowledge that Cyberonics has relied upon Shareholders’ execution of this Agreement in its decision to enter into the Transaction Agreement;

WHEREAS, Shareholders are parties to a shareholders’ agreement relating to Sorin entered into on May 18th 2011 and subsequently amended on November 12th 2012, setting forth, among other things, certain undertakings in respect of the transfer of the Covered Sorin Shares and certain mutual undertakings of Shareholders in respect of the exercise of voting rights in the shareholders’ meeting of Sorin by Direct Shareholders (the “Sorin Shareholder Agreement”);

WHEREAS, (A) Bios holds 90,302,672 Covered Sorin Shares of which 55,505,985 are pledged (the “Bios MPS Pledge”) in favor of Banca Monte Paschi di Siena S.p.A. (“MPS”) and 15.579.249 are pledged in favor of Ghea (the “Bios Ghea Pledge”) and (B) Tower 6Bis - whose entire share capital has been pledged in favour of MPS - holds 31,484,848 Covered Sorin Shares of which 17,790,583 (it being understood that, notwithstanding the lock-up provisions under Section 1.03(d) below, such number may from time to time be increased or decreased in function of the market price of Sorin Shares) are currently pledged in favor of MPS (the “Tower 6Bis MPS Pledge” and, collectively with the Bios MPS Pledge and the Bios Ghea Pledge, the “Pledges” and all of the Contracts entered into in connection with the financing arrangements to which such Pledges relate, as the same may be amended or supplemented from time to time, collectively, the “Financing Documents”).  Such pledged Covered Sorin Shares are hereafter referred to as the “Pledged Covered Sorin Shares”. According to the Pledges, the voting rights pertaining to the Pledged Covered Sorin Shares are exercisable by the Direct Shareholders;

WHEREAS, the provisions of the Transaction Agreement and the structure of the transactions contemplated thereby is the result of independent negotiations between Cyberonics and Sorin, with the assistance of their advisors, and the Shareholders did not perform any autonomous assessment and due diligence with respect to the matters covered therein; and

WHEREAS, the Shareholders desire to enter into this Agreement in furtherance of the Sorin Merger and the other transactions contemplated by the Transaction Agreement.

NOW, THEREFORE, the parties hereto agree as follows:

SECTION 1.01.        Representations and Warranties of Shareholder.   Shareholders, severally and each for its own competence, hereby represent and warrant to Cyberonics as follows:

(a)                Organization.   Each of the Shareholders is duly organized and is validly existing and in good standing (to the extent such concept is applicable) under the laws of its jurisdiction of formation.

(b)                Authority; Execution and Delivery.  Each of the Shareholders has all requisite power and authority to execute and deliver this Agreement, to consummate the transactions contemplated hereby to be undertaken by Shareholders and to comply with the provisions of this Agreement.  The execution and delivery by Shareholders of this Agreement, consummation of the transactions contemplated hereby to be undertaken by Shareholders and compliance with the provisions of this Agreement have been duly authorized by all necessary action on the part of Shareholders, and no other action or proceeding on the part of Shareholders is necessary to authorize this Agreement or to consummate the transactions contemplated hereby to be undertaken by Shareholders.  Shareholders have duly executed and delivered this Agreement which, assuming the due authorization, execution and delivery by Cyberonics, constitutes the legal, valid and binding obligation of Shareholders, enforceable against Shareholders in accordance with its terms.

(c)                 Enforceability.  The execution and delivery by Shareholders of this Agreement do not, and the consummation of the transactions to be undertaken by Shareholders contemplated hereby (alone or in combination with any other event) and compliance with the terms hereof will not, conflict with, or result in any violation or breach of, or a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation, any obligation to make an offer to purchase or redeem any indebtedness or shares, voting securities or other equity interests or any loss of a benefit under, or result in the creation of any Lien in or upon any of the properties or assets of Shareholders (including any Covered Sorin Shares but excluding Pledged Covered Sorin Shares) under, any provision of (i) its organizational documents, (ii) any Contract to which any of the Shareholders is a party or to which any of the properties or assets of any of the Shareholders is subject or (iii) subject to the governmental filings and other matters referred to in the immediately following sentence, any (A) statute, law, ordinance, rule or regulation applicable to Shareholders or the properties or other assets of Shareholders (including any Covered Sorin Shares but excluding Pledged Covered Sorin Shares) or (B) order, writ, injunction, decree, judgment or stipulation, in each case applicable to Shareholders or the properties or other assets of Shareholders (including any Covered Sorin Shares but excluding Pledged Covered Sorin Shares).  No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Shareholders in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby to be undertaken by Shareholders (alone or in combination with any other event) or the compliance by Shareholders with the provisions of this Agreement, save for the mandatory publication and filings required by Article 122 of Italian legislative decree no. 58 of 24 February 1998 (the Italian Consolidated Law on Finance, referred to herein as “TUF”) and its implementing regulations or by other provisions of Law as well as by other regulations applicable with respect to shareholders’ agreements regarding issuers of shares listed on the MSE.

(d)                The Covered Sorin Shares.  Other than the Covered Sorin Shares set forth on Schedule A, no Shareholder owns, of record or beneficially, (i) any shares of capital stock or other equity interests in, or voting securities of, Sorin or any Sorin Subsidiary, (ii) options, warrants or other securities convertible into, or exchangeable or exercisable for, any such shares of capital stock, equity interests or voting securities, (iii) any rights of any kind to acquire any such shares of capital stock, equity interests, voting securities or such options, warrants or other convertible or exchangeable securities or (iv) any right with an exercise or conversion privilege at a price related to an equity security in Sorin, or similar securities with a value derived from the value of an equity security in Sorin, including any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units ((i) through (iv), collectively, “Sorin Equity Interests”).  Shareholders are the lawful record and/or beneficial owner of, and have good and marketable title to, the Covered Sorin Shares, free and clear of any Liens except for the Pledged Covered Sorin Shares.  Subject to the Sorin Shareholder Agreement, Direct Shareholders have the sole right to vote, and Ultimate Shareholders have the sole right to cause to be voted, the Covered Sorin Shares and none of the Covered Sorin Shares (with the exception of the Pledged Sorin Shares) is subject to any voting trust or other agreement, arrangement or restriction or limitation of any kind.

(e)                 Covered Intermediate Shares.   Except for the pledge existing over the entire share capital of Tower 6Bis in favor of MPS, the Ultimate Shareholders collectively own of all of the Covered Intermediate Shares, and no other person or entity owns, of record or beneficially, (i) any shares of capital stock or other equity interests in, or voting securities of, the Direct Shareholders, (ii) options, warrants or other securities convertible into, or exchangeable or exercisable for, any such shares of capital stock, equity interests or voting securities, (iii) any rights of any kind to acquire any such shares of capital stock, equity interests, voting securities or such options, warrants or other convertible or exchangeable securities or (iv) any right with an exercise or conversion privilege at a price related to an equity security in a Direct Shareholder, or similar securities with a value derived from the value of an equity security in a Direct Shareholder, including any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units.

(f)                  Financing Documents.  No Shareholder is in default under any of the Financing Documents.  There are no restrictions on voting rights pertaining to the Pledged Covered Sorin Shares and such voting rights are exercisable solely by the Direct Shareholders, except upon the occurrence of an event of default as provided under the relevant Financing Documents.

(g)                 Documentation.    Shareholders have provided Cyberonics with a true and complete copy of the Sorin Shareholder Agreement and the Financing Documents.  A list of the Financing Documents is set forth on Schedule B hereto.

SECTION 1.02.        Representations and Warranties of Cyberonics.  Cyberonics hereby represents and warrants to each of the Shareholders as follows:

(a)                Authority; Execution and Delivery.  Cyberonics has all requisite power and authority to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to comply with the provisions of this Agreement.  The execution and delivery by Cyberonics of this Agreement and consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Cyberonics and no other action or proceeding on the part of Cyberonics is necessary to authorize this Agreement or to consummate the transactions contemplated hereby.  Cyberonics has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by each of the Shareholders, constitutes the legal, valid and binding obligation of Cyberonics, enforceable against Cyberonics in accordance with its terms.

(b)                Enforceability.  Except as set forth on Schedule 1.02(b), (i) the execution and delivery by Cyberonics of this Agreement do not, and the consummation of the transactions contemplated hereby (alone or in combination with any other event) and compliance with the terms hereof will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation, any obligation to make an offer to purchase or redeem any indebtedness or shares, voting securities or other equity interests or any loss of a benefit under, or result in the creation of any Lien upon any of the properties or other assets of Cyberonics under, any provision of (A) its organizational documents, (B) any Contract to which Cyberonics is a party or any of the properties or assets of Cyberonics is subject or (C) subject to the governmental filings and other matters referred to in the immediately following sentence, any statute, law, ordinance, rule or regulation or order, writ, injunction, decree, judgment or stipulation applicable to Cyberonics or the properties or other assets of Cyberonics, except with respect to clauses (B) and (C), for any such conflicts, violations, consents, breaches, defaults, rights, obligations, losses or Liens that would not reasonably be expected to have, individually or in the aggregate, a Cyberonics Material Adverse Effect and (ii) other than filings under the Exchange Act and the mandatory publication and filings required under Article 122 of TUF, no consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Cyberonics in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby and under the Transaction Agreement, except where the failure to obtain such consents, approvals, orders or authorizations of, or to make such registrations, declarations or filings with, any Governmental Entity would not reasonably be expected to have, individually or in the aggregate, a Cyberonics Material Adverse Effect.

(c)                 No ownership of Sorin Shares.    During the twelve months preceding the execution of this Agreement, Cyberonics has not, whether directly or indirectly, acquired any Sorin Equity Interest. As of the date hereof and through the Sorin Merger Effective Date, Cyberonics does not, and will not, own, of record or beneficially, any Sorin Equity Interest.

SECTION 1.03.        Covenants of Shareholders.  Prior to the Sorin Merger Effective Time, each of the Shareholders covenants and agrees as follows:

(a)                At any meeting of the shareholders of Sorin called to seek the Sorin Shareholder Approval or in any other circumstances upon which a vote, consent or other approval with respect to the Transaction Agreement, the Mergers or any other transaction contemplated by the Transaction Agreement is sought, Direct Shareholders shall vote (and Ultimate Shareholders shall cause to be voted) all of the Covered Sorin Shares (to the extent such shares can be voted) in favor of granting the Sorin Shareholder Approval and any other actions presented to shareholders of Sorin that are necessary in furtherance of the Sorin Merger, the Sorin Shareholder Approval or any other transactions contemplated by the Transaction Agreement.

(b)                At any meeting of shareholders of Sorin or at any adjournment thereof or in any other circumstances upon which their vote, consent or other approval is sought, Direct Shareholders shall vote (and Ultimate Shareholders shall cause to be voted) the Covered Sorin Shares (to the extent such shares can be voted) against (and shall not otherwise Transfer (as defined below) any Covered Sorin Shares with respect to) (i) any Sorin Competing Proposal or any action which is a component of any Sorin Competing Proposal and (ii) any amendment of the Sorin Bylaws or other proposal or transaction involving Sorin or any Subsidiary, which amendment or other proposal or transaction would in any manner impede, frustrate, prevent or nullify any provision of the Transaction Agreement or any of the other transactions contemplated by the Transaction Agreement or change in any manner the voting rights of the Sorin Shares.  Shareholders shall not commit or agree to take any action inconsistent with the foregoing.

(c)                 Each of the Shareholders hereby agrees that, in the event (i) of any share dividend, share split, recapitalization, reclassification, combination or exchange of shares or other equity interests or voting securities of Sorin of, or affecting, the Covered Sorin Shares, (ii) any Shareholder purchases or otherwise acquires beneficial ownership of or an interest in any Sorin Equity Interests after the execution of this Agreement (including by conversion, exercise or exchange) or (iii) any Shareholder voluntarily acquires the right to vote or share in the voting of any Sorin Equity Interests other than the Covered Sorin Shares (collectively, the “New Sorin Shares”), such New Sorin Shares acquired or purchased by such Shareholder shall be subject to the terms of this Agreement, including the covenants set forth in this Section 1.03, and shall constitute Covered Sorin Shares to the same extent as if those New Sorin Shares were owned by any Shareholder on the date of this Agreement.

(d)                Prior to the Sorin Merger Effective Time, each of the Shareholders shall not, directly or indirectly, (i) sell, transfer, pledge, assign or otherwise dispose of (including by gift), hedge or utilize a derivative to transfer the economic interest in (collectively, “Transfer”), or enter into any Contract, option or other arrangement or understanding (including any profit sharing arrangement) with respect to the Transfer of, any Covered Sorin Shares or Covered Intermediate Shares to any person other than pursuant to the Mergers (it being understood that (A) any Transfer of the Covered Sorin Shares or Covered Intermediate Shares by and among the Shareholders shall not constitute a breach of this provision and (B) Bios shall be at any time entitled to increase the number of its Covered Sorin Shares subject to the Bios MPS Pledge to the extent necessary to postpone the maturity date of the facility to which such pledge relates, as provided under the relevant Financing Documents), (ii) enter into any voting arrangement, whether by proxy, voting agreement or otherwise, with respect to any Covered Sorin Shares or Covered Intermediate Shares, (iii) take any other action that would make any representation or warranty of Shareholders herein untrue or incorrect or would in any way restrict, limit or interfere with the performance of Shareholders’ obligations hereunder or the transactions contemplated hereby or (iv) commit or agree to take any of the foregoing actions, if, in the case of (i) - (iv) such action would have the effect of reducing the number of Sorin Shares, Covered Intermediate Shares or Covered Sorin Shares subject to the obligations set forth in Section 1.03, or otherwise preventing Shareholders from complying with their obligations pursuant to this Section 1.03 (determined as if Shareholders had not taken such action).  Shareholders shall remain responsible for their obligations set forth in this Section 1.03 despite any such action.

(e)                 Each Shareholder shall, and shall cause its Representatives to (i) immediately upon the execution of this Agreement, cease any discussions or negotiations with any persons that are ongoing with respect to any Sorin Competing Proposal, or any inquiry, proposal or offer that would reasonably be expected to lead to a Sorin Competing Proposal, and (ii) from the execution of this Agreement until the Effective Times, not (A) initiate, solicit or knowingly facilitate or encourage the submission of any inquiry, proposal or offer regarding a Sorin Competing Proposal, (B) furnish any information regarding Sorin or any Sorin Subsidiary to any person in connection with, for the purpose of encouraging or facilitating or in response to, a Sorin Competing Proposal, (C) participate in any discussions or negotiations with respect to any Sorin Competing Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to a Sorin Competing Proposal or (D) execute or enter into, or agree to enter into, any letter of intent, memorandum of understanding, voting or support agreement, agreement in principle or any other similar agreement relating to any Sorin Competing Proposal.  Each Shareholder will promptly (and in any event, within 24 hours) notify Cyberonics in the event (x) any Sorin Competing Proposal is received by, (y) any information is requested in connection with any Sorin Competing Proposal from, or (z) any discussions or negotiations with respect to a Sorin Competing Proposal are sought to be initiated with, such Shareholder, and shall indicate, in connection with such notice, the identity of the person making such Sorin Competing Proposal, requesting such information or seeking to initiate such discussions or negotiations, together with a summary of the material terms and conditions of such Sorin Competing Proposal (including, if applicable, copies of any written Sorin Competing Proposal) or the nature of the request for information, as applicable.  None of the Shareholders shall enter into any agreement with any person that prohibits any Shareholders from providing to Cyberonics any of the information required to be provided to Cyberonics under this Section 1.03(e) within the time periods contemplated hereby.  Notwithstanding anything to the contrary in this Section 1.03, consistent with the provisions of Section 1.07(l) below, nothing herein shall limit or prohibit any Shareholder or any of its Representatives, in his capacity as an officer or director of Sorin, from taking any action or failing to take any action in such capacity to the extent permitted under the Transaction Agreement.

(f)                  From the date hereof through the Sorin Merger Effective Time, for so long as this Agreement is in effect, each of the Shareholders shall not issue or cause the publication of any press release or other public announcement concerning this Agreement, the Transaction Agreement, or the Mergers or other transactions contemplated hereby or thereby without the prior consultation and consent of Cyberonics (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required by applicable Law (including to make this Agreement enforceable) or by obligations pursuant to any listing agreement with the MSE or by any Governmental Entity with jurisdiction over any Shareholder.  Shareholders hereby agree to permit Cyberonics and Sorin to publish and disclose in the Registration Statement, the Proxy Statement (including all documents and schedules filed with the SEC), the Information Document and in any press release or other disclosure document which Cyberonics or Sorin reasonably determines to be necessary or desirable to comply with all applicable Laws or the rules and regulations of the NASDAQ, the CONSOB or the MSE in connection with the Mergers and any transactions related thereto, Shareholder’s identity and ownership of the Covered Sorin Shares and the nature of the Shareholder’s commitments, arrangements and understandings under this Agreement and a copy of this Agreement.  For the avoidance of doubt, the provisions of this Section 1.03(g) do not apply to (i) any announcement, document or publication in connection with a Sorin Competing Proposal, Sorin Superior Proposal or Sorin Change of Recommendation, (ii) any press release or other publication to be issued or made by Mittel in respect of material non-public information pursuant to Article 114 of the TUF and relevant implementing regulations, including the press release that Mittel shall issue upon execution of this Agreement, which shall be in a text substantially in line with that attached hereto under Schedule 1.03(f) or (iii) any disclosure by Shareholders of any information concerning this Agreement or the transactions contemplated hereby in connection with any dispute between the parties regarding this Agreement, the Transaction Agreement, or the transactions contemplated hereby or thereby.

(g)                 Shareholders shall not acquire, directly or indirectly, any Sorin Rescission Shares if such acquisition would give rise to an obligation under applicable Law to commence a tender offer for the Sorin Shares (provided that purchases of Sorin Rescission Shares by Sorin shall not be deemed to be an indirect acquisition of Sorin Rescission Shares by Shareholders for purposes of this Section 1.03(g)).

(h)                From the date of this Agreement until the Sorin Shareholder Meeting, the Shareholders will take reasonable efforts to perform all lawful action to comply with the Financing Documents and to avoid, eliminate and rescind any breach, default, acceleration or termination thereunder or thereof.  In the event of that any Shareholder ceases to be entitled to vote the Pledged Covered Sorin Shares in accordance herewith under the terms of the Pledges and/or the Financing Documents, the Ultimate Shareholders shall promptly inform MPS about the content of this Agreement and take such lawful efforts as may be necessary to cause MPS to enter into agreements and instruments entitling the Shareholders to vote the Pledged Covered Sorin Shares in accordance herewith.

SECTION 1.04.        Covenants of Cyberonics.  Prior to the Sorin Merger Effective Time, Cyberonics covenants and agrees that it shall not acquire, offer to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, any Sorin Equity Interest, if such acquisition would give rise to a joint obligation upon Cyberonics and any of the Shareholders to commence, as parties acting in concert pursuant to Article 101-bis, Paragraphs 4 and 4-bis and Article 109 (Acquisto di Concerto) of TUF and relevant implementing regulations, a tender offer for the Sorin Shares according to Article 106, Paragraph 1, of the TUF. The parties hereby acknowledge and agree that in any event they would be jointly bound to launch a mandatory tender offer over Sorin Shares pursuant to Articles 106, Paragraph 1 and 109 of the TUF due to Cyberonics’s breach of its obligations under this Section 1.04, Cyberonics shall act as sole offeror (“offerente”) in the context of such tender offer.

SECTION 1.05.        Additional Matters.  The parties hereby agree to comply with all the disclosure requirements and filing obligations provided under applicable Italian Law including without limitation Article 122 of the TUF.

SECTION 1.06.        Termination.  The obligations of Shareholders under Section 1.03 of this Agreement and those of Cyberonics under Section 1.04 of this Agreement shall terminate upon the earlier of (i) February 26, 2016, (ii) the Sorin Merger Effective Time, (iii) if the Transaction Agreement is never entered into, the termination of the Letter of Intent in accordance with its terms or, if the Transaction Agreement is entered into, the termination of the Transaction Agreement in accordance with its terms.  The parties hereto further acknowledge and agree that, in the event a public offer to buy or exchange Sorin Shares is made pursuant to Articles 106 or 107 of the TUF, the Shareholders shall be entitled to terminate this Agreement without notice in accordance with Article 123 of the TUF.

Shareholders shall have the right to terminate this Support Agreement in the event of any amendment to the Transaction Agreement that (x) increases the Cyberonics Exchange Ratio or decreases the Sorin Exchange Ratio (except pursuant to an adjustment in accordance with Section 2.03 of the Transaction Agreement) or (y) modifies Sorin’s corporate governance rights under Section 5.18, in the case of each of clauses (x) and (y), without the prior written consent of the Shareholders.

SECTION 1.07.        General Provisions.

(a)                Amendment.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

(b)                Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, faxed (with confirmation), electronically mailed in portable document format (PDF) (with confirmation) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Mittel or any of the other Shareholders (other than Equinox):

Mittel S.p.A.
Piazza Armando Diaz, n. 7
20123 — Milan (Italy)
Fax:  +39 02 72002311
Attention:                    General Manager

with a copy (which shall not constitute notice) to:

Gattai, Minoli, Agostinelli, Partners — Studio Legale
Via Manzoni, n. 30
20121 — Milan (Italy)
Fax:  +39 02 30323242
Attention:                    Piero Albertario

If to Equinox or any of the other Shareholders (other than Mittel):

Equinox S.A.

Riva Albertoni, 1

6900 Lugano (CH)

Fax: 0041919116089
Attention: Salvatore Mancuso

with a copy (which shall not constitute notice) to:

Gemma and Partners

Via di Villa Patrizi, 13

00161 Roma

Fax 0039.06.84242872

Attention: Andrea Gemma

If to Cyberonics:

Cyberonics, Inc.
100 Cyberonics Boulevard
Houston, Texas 77058
Fax: (281) 283-5555
Attention:  Chief Executive Officer

with a copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP
125 Broad Street
New York, NY 10004
Fax:  (212) 558-3588
Attention:                    Matthew G. Hurd
                                                                           Krishna Veeraraghavan

(c)                 Interpretation.  Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties.  If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision.  For purposes of this Agreement, whenever the context requires the singular number shall include the plural, and vice versa.  As used in this Agreement, the words “include” and “including,” and words of similar meaning, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”  Except as otherwise indicated, all references in this Agreement to “Sections” and “Schedules” are intended to refer to Sections of this Agreement and the Schedules to this Agreement.  Unless otherwise specifically provided for herein, the term “or” shall not be deemed to be exclusive.  The words “hereof,” “herein,” “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement.  References herein to “as of the date hereof,” “as of the date of this Agreement” or words of similar import shall be deemed to mean “as of immediately prior to the execution and delivery of this Agreement.” The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(d)                Severability.  If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

(e)                 Counterparts.  This Agreement may be executed in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or by electronic delivery in .pdf format shall be sufficient to bind the parties to the terms and conditions of this Agreement.

(f)                  Entire Agreement; No Third-Party Beneficiaries.  This Agreement constitutes the entire agreement of the parties and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein, are not intended to confer upon any other person any rights or remedies hereunder.

(g)                 Governing Law.  This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware (except with respect to such matters as to which the application of the Laws of Italy is mandatory, in which case, this Agreement shall be governed by, and construed in accordance with, such Laws), without regard to Laws that may be applicable under conflicts of Laws principles that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

(h)                Consent to Jurisdiction.  Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any other party or its successors or assigns shall be brought and determined in the Court of Chancery of the State of Delaware (or, if such court shall be unavailable, any state or Federal court sitting in the State of Delaware), and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court as described herein.  Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient.  Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

(i)                    WAIVER OF JURY TRIAL.  EACH PARTY TO THIS AGREEMENT WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT

OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (iii) IT MAKES SUCH WAIVERS VOLUNTARILY AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 1.07.

(j)                   Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or transferred, in whole or in part, by operation of Law or otherwise by any of the parties hereto without the prior written consent of the other parties. Any assignment or transfer in violation of the preceding sentence shall be void.

(k)                Specific Enforcement.  Each of the parties agrees that irreparable damage would occur in the event that the other parties hereto do not perform the provisions of this Agreement in accordance with its terms or otherwise breach such provisions. Accordingly, each party hereto agrees that the other parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which such other parties are entitled at law or in equity.  Each party hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that (i) it has an adequate remedy at law or (ii) an award of specific performance is not an appropriate remedy for any reason at law or in equity.  Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

(l)                    Shareholder Capacity.  By executing and delivering this Agreement, Shareholder makes no agreement or understanding herein in his capacity or with respect to his actions as a director, officer or employee of Sorin.  Shareholder is signing and entering into this Agreement solely in his capacity as the record owner of the Covered Sorin Shares or in his capacity as the individual with voting power or the right to direct the vote with respect to the Covered Sorin Shares, and nothing herein shall limit or affect in any way any actions of any person in his capacity as an employee, officer or director of Sorin or in any other capacity to the extent permitted under the Transaction Agreement and no such actions shall be deemed to be a breach of this Agreement.

[Signatures are on the following pages]

IN WITNESS WHEREOF, each party has duly executed this Agreement, all as of the date first written above.

CYBERONICS, INC.

By:	/s/ Daniel J. Moore
Name: Daniel J. Moore
Title: Chief Executive Officer

MITTEL, S.P.A.

By:	/s/ Franco Dalla Sega
Name: Franco Dalla Sega
Title: Chairman

EQUINOX TWO S.C.A.

By:	/s/ Giorgio Mancuso
Name: Giorgio Mancuso
Title: Director

BIOS S.P.A.

By:	/s/ Antonio Parisi
Name: Antonio Parisi
Title: Director

TOWER 6BIS S.À R.L.

By:	/s/ Giorgio Mercogliano
Name: Giorgio Mercogliano
Title: Director

TOWER 6 S.À R.L.

By:	/s/ Giorgio Mercogliano
Name: Giorgio Mercogliano
Title: Director

GHEA S.R.L.

By:	/s/ Pietro Santicoli
Name: Pietro Santicoli
Title: Sole Director

SCHEDULE A

Covered Sorin Shares

31,484,848 shares owned directly by Tower 6Bis S.à r.l.

90,302,672 shares owned directly by Bios S.p.A.

SCHEDULE B

Financing Documents

(i)  Financing agreement between Tower 6Bis and MPS, dated June 5, 2014;

(ii)  “Tower 6Bis-MPS Pledge” in favor of Bank of Monte dei Paschi di Siena, dated March 11, 2009 (as amended);

(iii)  Financing agreement between Bios and Bank of Monte dei Paschi di Siena, dated September 30, 2005, as amended on December 23, 2008;

(iv)  Framework agreement between Mittel, Equinox, Ghea S.r.l., Tower 6 S.à.r.l., Tower 6Bis, Bios and Bank of Monte dei Paschi di Siena, dated December 20, 2013;

(v)   Financing agreement in relation to the accrued interests between Bank of Monte dei Paschi di Siena and Bios, dated December 20, 2013;

(vi) Deed of pledge, dated March 30, 2007, entered into by and between Bios S.p.A. as pledger and Banco di Brescia San Paolo CAB S.p.A. (now replaced by Ghea S.r.l. pursuant to a credit transfer dated February 19, 2009 and notified on March 16, 2009) as pledgee;

(vii)  “Bios MPS Pledge” dated September 30, 2005 (as amended).

SCHEDULE 1.02(b)

Enforceability

1.              International Distribution Agreement, effective April 24, 2009, between Cyberonics, Inc. and Nihon Kohden Corporation, as amended by First Amendment, effective November 2, 2012, and Second Amendment, effective November 25, 2013.

2.              Restricted Technical Data License Agreement, effective December 17, 2009, between Semiconductor Components Industries, LLC and Cyberonics, Inc.

3.              Design License Agreement, effective February 16, 2010, between Semiconductor Components Industries, LLC and Cyberonics, Inc.

SCHEDULE 1.03(f)

Mittel Press Release

MITTEL S.p.A.
Registered Office in Milan -Piazza A. Diaz 7

Share capital € 87,907,017 fully paid up

Tax ID Code - Registry of Companies of Milan - VAT 00742640154

R.E.A. of Milan, n. 52219

PRESS RELEASE

MITTEL BOARD OF DIRECTORS HAS GRANTED SUPPORT TO SORIN GROUP’S INTENTION TO MERGE WITH CYBERONICS TO CREATE A NEW PREMIER GLOBAL MEDICAL TECHNOLOGY COMPANY

Milan, 26 February, 2015 — The Board of Directors of Mittel S.p.A., held today and chaired by Franco Dalla Sega, has unanimously resolved upon and granted its support to Sorin S.p.A.’s intention to merge with Cyberonics Inc. (NASDAQ: CYBX), a US medical device company with core expertise in neuromodulation.

Mittel S.p.A. and Equinox Two S.c.a., indirectly holding 25.4%(1) of Sorin S.p.A. outstanding shares through Bios S.p.A. and Tower 6bis S.a.r.l., have entered into a Support Agreement with Cyberonics Inc. pursuant to which Mittel S.p.A. and Equinox Two S.c.a. have committed to support the transaction and they have undertaken:

•                  to vote in favor of the transaction at the Sorin S.p.A. Extraordinary Shareholder Meeting which will be called in the future to resolve upon the proposed transaction;

•                  not to sell the shares until the closing of the proposed transaction.

Certain undertakings under the Support Agreement qualifying as a “shareholders agreement” with respect to Sorin S.p.A., will be disclosed to the public pursuant to article 122 of Legislative Decree no. 58 of 24 February, 1998 and its implementing regulations.

The proposed transaction will create a new global leader in medical technologies with a combined equity value of approximately €2.4 billion based on the closing price of Sorin S.p.A. and Cyberonics shares on 25 February. Under the terms of the proposed transaction, Sorin and Cyberonics will combine under a newly formed holding company, NewCo. Each Sorin shareholder will receive a fixed ratio of 0.0472 shares of NewCo common stock for every share of Sorin owned. Each Cyberonics stockholder will receive one ordinary share of Newco for every share of Cyberonics owned. Assuming no withdrawal right is exercised by Sorin shareholders, Mittel S.p.A. and Equinox Two S.c.a. are expected to hold indirectly approximately 11.5% of the new combined entity.

The transaction is currently expected to be completed by the end of 2015 and is subject to shareholders’ approval, the receipt of required antitrust and regulatory clearances, as well as other customary and administrative conditions. NewCo will apply for a dual listing in New York (on NASDAQ) and on the London Stock Exchange.

Contacts:

Daniela Toscani — Investor Relator -e-mail investor.relation@mittel.it

Moccagatta associati (Press)

Tel. 02.86451419 / 02.86451695, e-mail segreteria@moccagatta.it

(1)This percentage is calculated on the basis of the issued share capital of the company, including own shares

EXHIBIT I

Letter of Intent